EXHIBIT 99

P R E S S         R E L E A S E

FOR IMMEDIATE RELEASE	CONTACTS:
Kenneth R. Posner
Chief Financial Officer
iDine Rewards Network Inc.
(312) 521-6790
Allan Jordan/Margot Olcay
The Global Consulting Group
(646) 284-9400

iDine Rewards Network Inc. Appoints Kenneth R. Posner Chief

Financial Officer

CHICAGO—Oct. 21, 2003—iDine Rewards Network Inc., (AMEX: IRN) one of the nation’s leading providers of loyalty and rewards programs, announced that it has appointed Kenneth R. Posner, its Senior Vice President, Finance and Administration, to the additional position of Chief Financial Officer.

“Kenneth Posner is a talented business professional who, in addition to his finance and accounting expertise, has over twenty years of experience in the hospitality industry,” said George S. Wiedemann, President and Chief Executive Officer of iDine Rewards Network. “Ken’s knowledge and experience with multi-unit restaurants and hotels will be important to our efforts as we expand our presence in both of these hospitality segments. Additionally, his capital markets experience will be helpful to the long-term growth of our Company.”

The appointment of Kenneth Posner as Chief Financial Officer will permit Stephen E. Lerch to devote full time to his role as Chief Operating Officer, Dining, a position he was appointed to in April. “Steve Lerch, Chief Financial Officer since 1997, has been instrumental in the strong financial operations and development of the Company,” said Wiedemann. “This change will permit Steve to focus his full attention on our dining rewards business, which continues to be a key engine in our future growth.”

Kenneth Posner joined iDine Rewards Network in August 2003 as Senior Vice President, Finance and Administration. Since April 2001 Mr. Posner has been President of Angelo and Maxie’s, Inc., formerly Chart House Enterprises, Inc. During 1999—2000, he was Executive Vice President and Chief Financial Officer of Lodgian, an owner operator of hotels. Prior to that, Mr. Posner served for 18 years as Senior Vice President, Finance and Treasurer of H Group Holdings, a diversified holding company and parent of Hyatt Hotels and Resorts. Mr. Posner received a B.S. degree in accounting from Southern Illinois University.

iDine Rewards Network, based in Chicago, Illinois, offers its members savings and rewards programs via its registered credit card platform. The Company currently has 3.2 million active accounts. Incentives are offered through the Company’s programs, either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer dining programs, club memberships or other affinity organizations. As of

September 30, 2003 10,847 restaurants and 479 hotels throughout the United States participate in iDine programs. iDine Rewards Network’s common stock trades on the American Stock Exchange IRN. Additional information about iDine Rewards Network can be found at http://www.idine.com.

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the Company’s filings with the Securities and Exchange Commission.